Exhibit 99.1

RPM REPORTS FOURTH-QUARTER AND

FULL-YEAR RESULTS FOR FISCAL 2017

•	Completed nine acquisitions in fiscal 2017 to enhance growth

•	Lowered headcount and closed unprofitable facilities to reduce cost

•	Fourth-quarter sales increase 5%

•	Net income down 16%; adjusted net income down 10% due to higher tax rate

•	EBIT decreased 5%; adjusted EBIT increased 2%

Medina, Ohio – July 24, 2017 – RPM International Inc. (NYSE: RPM) today reported record sales for its fiscal fourth quarter and year ended May 31, 2017. Net income and diluted earnings per share for both periods declined following impairment charges and other non-repeating items earlier in the year, as well as a one-time severance charge in the fourth quarter.

Fourth-Quarter Consolidated Results

Fourth-quarter net sales increased 4.6% to $1.49 billion from $1.43 billion a year ago. Net income for the fourth quarter was down 16.2% to $128.1 million from $152.9 million reported in the fourth quarter of fiscal 2016. Diluted earnings per share were $0.94, a 16.8% decline from $1.13 reported a year ago. Income before income taxes (IBT) was off 6.7% to $185.7 million from $199.1 million a year ago. Consolidated earnings before interest and taxes (EBIT) declined 5.1% to $209.1 million, from $220.4 million a year ago and included a $15.0 million severance charge. Excluding the $15.0 million severance charge, EBIT was $224.1 million, up 1.7% from a year ago. Diluted earnings per share excluding the severance charge were $1.02, a 9.7% decline from a year ago, driven primarily by a significantly higher tax rate this year compared to last year.

“We took additional cost reduction measures in the fourth quarter to position RPM to a return to double-digit earnings growth in fiscal 2018. We were pleased with solid organic growth in both our industrial and specialty segments during the fourth quarter, which we expect to continue as we enter into fiscal 2018. Organic growth across our consumer businesses was down 1.0%, principally due to lower results at our Kirker nail enamel business, the negative impact of a very rainy start to the spring season for home improvement sales and a difficult comparison to our prior-year quarter in which organic growth across RPM’s core consumer product lines increased 9.9%,” stated Frank C. Sullivan, RPM chairman and chief executive officer.

“The consolidated revenue increase, particularly in a growth-challenged economic environment, was mitigated somewhat on leverage to the bottom line as a result of higher raw material costs during the quarter, including shortages and availability issues in a couple of key product lines. Also, a significantly higher tax rate in the fourth quarter this year versus last year reduced earnings per share on a comparative basis by $0.12.”

RPM Reports Fourth-Quarter and Full-Year Results for Fiscal 2017

July 24, 2017

Fourth-Quarter Segment Sales and Earnings

Fiscal 2017 fourth-quarter industrial segment sales were up 5.0% to $733.5 million from $698.6 million a year ago. Organic sales improved 2.2%, while acquisition growth added 4.3%. Foreign currency translation negatively impacted sales by 1.5%. Industrial segment IBT was down 14.9% to $92.1 million from $108.2 million a year ago. EBIT was down 14.9% to $93.4 million from $109.7 million in the fiscal 2016 fourth quarter. Industrial segment EBIT, excluding the $7.7 million severance charge, was $101.1 million, down 7.9% from a year ago, when an $8.0 million gain was recognized on the acquisition of the remaining 51.0% interest in Carboline Dalian Paint Production Co., Ltd. in China.

“The improvement in industrial sales was driven predominately by strong growth in the U.S. by our high-performance polymer flooring and roofing businesses,” stated Sullivan. “Businesses serving the oil and gas sector were off in the mid-single-digit range, which is actually an improvement over declines during the past two fiscal years. European sales were up in the mid-single-digit range in local currencies. In addition, unfavorable transactional foreign exchange reduced industrial segment EBIT by $5.5 million,” stated Sullivan.

Sales in RPM’s specialty segment increased 5.4% to $194.0 million from $184.2 million a year ago. Organic sales increased 3.6% and acquisition growth added 3.3%. Sales were negatively impacted by 1.5% in foreign currency translation. Specialty segment IBT increased 0.6% to $31.2 million from $31.1 million last year. EBIT increased 0.8% to $31.1 million from $30.9 million in the fiscal 2016 fourth quarter. Specialty segment EBIT, excluding the $2.9 million severance charge, was $34.0 million, up 10.2% from a year ago.

“The specialty segment’s sales growth was driven by recent acquisitions and solid organic growth, particularly in our specialty cleaning products, building restoration and wood treatment businesses,” stated Sullivan.

Net sales for RPM’s consumer segment increased 3.9% to $565.3 million from $543.8 million in the fiscal 2016 fourth quarter. Organic sales were down 1.0%, while acquisition growth added 5.9%. Foreign exchange translation reduced sales by 1.0%. Consumer segment IBT was up 1.6% over the prior year, to $99.4 million from $97.9 million. EBIT was up 1.7% in the fiscal 2017 fourth quarter to $99.6 million from $98.0 million. Consumer segment EBIT, excluding the $4.3 million severance charge, was $103.9 million, up 6.1% from a year ago. Included in the fiscal 2016 fourth quarter was a $9.3 million Restore product line legal settlement charge.

“In addition to continued underperformance at our Kirker nail enamel business, consumer segment sales were impacted by higher rainfall and cooler temperatures in the North American market during the fourth quarter, which slowed home maintenance and repair activities. We also experienced 9.9% organic growth in the fiscal 2016 fourth quarter, making for tough comparisons,” stated Sullivan. “We have new senior management in place at Kirker and believe that this business has now established a stabilized base from which it can resume growth.”

RPM Reports Fourth-Quarter and Full-Year Results for Fiscal 2017

July 24, 2017

Cash Flow and Financial Position

For fiscal 2017, cash from operations was $386.1 million, down 18.7% from $474.7 million in fiscal 2016. Total debt at the end of fiscal 2017 was $2.09 billion, compared to $1.64 billion at the end of fiscal 2016. RPM’s net (of cash) debt-to-total capitalization ratio was 54.8%, compared to 50.0% at May 31, 2016. Capital spending in fiscal 2017 was $126.1 million, up from $117.2 million a year ago.

“Our financial position remains strong, allowing continuation of a robust acquisition program and capital spending for plant improvements. During the fourth quarter, we prepaid the December 2017 524(g) trust obligation in the amount of $119.1 million, as well as the fiscal 2018 U.S. Pension Plan contribution in the amount of $52.8 million,” Sullivan stated.

Fiscal 2017 Full-Year Consolidated Sales and Earnings

Fiscal 2017 consolidated full-year net sales increased 3.0% to $4.96 billion from $4.81 billion in fiscal 2016. Net income declined 48.7% to $181.8 million from the reported $354.7 million in fiscal 2016. Diluted earnings per share of $1.36 were down 48.3% from $2.63 a year ago. IBT was down 49.5% to $244.3 million from $483.5 million in fiscal 2016. Consolidated EBIT was down 42.0% to $327.3 million from $564.8 million last year. Fiscal 2017 included a $12.3 million charge for closing a Flowcrete Middle East facility, a severance charge of $15.0 million and the Kirker goodwill and intangible impairment charge of $188.3 million. Excluding these items, as well as last year’s Kirker earnout reversal of $14.5 million, EBIT declined 1.3% for the year to $542.9 million from $550.3 million a year ago. After excluding the same items, net income for the year declined 3.5% to $333.4 million from $345.5 million in fiscal 2016 and EPS declined 3.9% to $2.47 from $2.57 last fiscal year.

Fiscal 2017 Segment Sales and Earnings

Fiscal 2017 sales for RPM’s industrial segment improved 2.9% to $2.56 billion from $2.49 billion in fiscal 2016. Organic sales increased 2.0%, with acquisition growth contributing 2.9%. Foreign currency translation negatively impacted sales by 2.0%. The industrial segment’s IBT declined 5.4% to $243.3 million from $257.2 million in fiscal 2016. Industrial segment EBIT dropped 4.5% to $251.3 million from $263.3 million in fiscal 2016. Excluding the Flowcrete Middle East shutdown in the second quarter of $12.3 million and a severance charge in the fourth quarter of $7.7 million, industrial segment EBIT increased 3.1% to $271.3 million from a year ago.

Specialty segment sales increased 4.2% to $713.6 million from $684.6 million in fiscal 2016. Organic sales improved 2.8% and acquisitions added 3.1%. Foreign currency translation reduced sales by 1.7%. Specialty segment IBT was up 0.3% to $107.9 million from $107.5 million a year ago. EBIT was up 0.6% to $107.4 million from $106.7 million in fiscal 2016. Excluding the severance charge in the fourth quarter of $2.9 million, specialty segment EBIT increased 3.3% to $110.3 million from a year ago.

Consumer segment sales for fiscal 2017 increased 2.6% to $1.68 billion from $1.64 billion in fiscal 2016. Organic sales increased by 0.6%, and acquisition growth added 3.4%. Currency translation negatively impacted sales by 1.4%. IBT declined 78.1% to $58.7 million from $268.2 million in fiscal

RPM Reports Fourth-Quarter and Full-Year Results for Fiscal 2017

July 24, 2017

2016. Consumer segment EBIT decreased 78.0%, to $59.0 million from $268.2 million a year ago. Excluding the Kirker goodwill and intangible impairment charge of $188.3 million in the second quarter and a severance charge of $4.3 million in the fourth quarter, as well as the Kirker earnout reversal of $14.5 million last year, consumer segment EBIT decreased 0.8% to $251.6 million from $253.7 million a year ago.

Business Outlook

“During fiscal 2017, we completed nine acquisitions with annualized sales of approximately $220.0 million, which we expect to add $0.10 per share in incremental EPS in fiscal 2018. Also, in fiscal 2017, we took steps to reduce overall operating expenses and expect those actions to generate a net $0.10 per share increase in EPS in fiscal 2018. There also were several items that we incurred in our fiscal 2017 third quarter that are not expected to repeat in fiscal 2018. They were the Restore product line impairment charge of $0.03 per share, the European facility closure of $0.02 per share and higher acquisition-related expenses of $0.03 per share,” Sullivan stated.

“Looking to fiscal 2018, we expect the industrial segment to benefit from steady economic activity in the North American commercial construction industry, combined with improving results in Europe. Therefore, we expect this segment to grow sales in the low-to-mid-single-digit range during fiscal 2018.

“In the specialty segment, we expect low-single-digit growth driven by fiscal 2017 acquisitions and organic growth led by our fluorescent pigment and wood treatment businesses. Partially offsetting positive results in the specialty segment in fiscal 2018 will be lost sales in our edible coatings business due to a patent expiration.

“In the consumer segment, we are expecting mid-single-digit growth due to meaningful contributions from fiscal 2017 acquisitions, favorable market conditions, along with new product introductions, market penetration and a stabilization of the Kirker business.

“Based upon the growth expectations above, we anticipate earnings per share for fiscal 2018 to be in the range of $2.85 to $2.95 per share. Throughout the year, it will be important to keep in mind the variability of our year-over-year quarterly comparisons, in particular, our tax rate is estimated to be in line with fiscal 2017, but may fluctuate quarter-to-quarter. Related to this, in the first quarter of last year we had a very favorable tax adjustment, which is not expected to repeat, and which will negatively impact the first quarter of fiscal 2018 by approximately $0.03 per share. As outlined above, in the fiscal 2017 third quarter we identified, but did not adjust out, roughly $0.08 per share of non-operating, one-time items. These items should be added back to the fiscal 2017 base results for our fiscal 2018 third quarter. Given the higher-than-normal tax rate in the fiscal 2017 fourth quarter, we would anticipate $0.05 per share benefit in the fiscal 2018 fourth quarter.

“For the first quarter of fiscal 2018, in addition to the higher tax rate mentioned above, we expect higher raw material costs experienced in the fourth quarter to continue through the first quarter, as well as continued foreign currency headwinds, both translational and transactional. Also, most of our operating groups were on plan in the first quarter of fiscal 2017, before their results began to weaken, and our Brazilian operation benefited in the first quarter last year when Brazil hosted the summer Olympics. As a result, our EPS estimate for the first quarter of fiscal 2018 is $0.83 per share to $0.85 per share.

RPM Reports Fourth-Quarter and Full-Year Results for Fiscal 2017

July 24, 2017

“As we look to the balance of the 2018 fiscal year, raw material availability issues are improving and our announced price increase actions are beginning to take hold. Additionally, we expect that foreign exchange for the last three quarters of the fiscal year will be neutral or slightly positive to our results, unlike the significant negative impact it has had over the last three fiscal years. Based upon recent cost-cutting actions and our communicated expectations for the new fiscal year, we look forward to generating solid industry-leading organic sales growth and a return to double-digit earnings growth in the 12% to 15% range,” stated Sullivan.

Webcast and Conference Call Information

Management will host a conference call to discuss the results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 888-771-4371 or 847-585-4405 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode. The call may also be accessed via the RPM website at www.RPMinc.com.

For those unable to listen to the live call, a replay will be available from approximately 12:30 p.m. EDT on July 24, 2017 until 11:59 p.m. EDT on July 31, 2017. The replay can be accessed by dialing 888-843-7419 or 630-652-3042 for international callers. The access code is 43815426. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Euclid Chemical and RPM Belgium Vandex. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. RPM’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, Legend Brands, Kop-Coat and TCI. Additional details can be found at www.rpminc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations, at 330-273-5090 or bslifstein@rpminc.com.

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RPM Reports Fourth-Quarter and Full-Year Results for Fiscal 2017

July 24, 2017

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, a non-GAAP financial measure. EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the last page of this earnings release for reconciliations of EBIT and Adjusted EBIT to income before income taxes and Adjusted Earnings Per Share to Earnings Per Share. We have provided Adjusted EBIT and Adjusted Earnings Per Share as certain items are not necessarily representative of the core operations of our businesses and accordingly we have provided adjusted results that we believe are useful to investors in evaluating the core operations of our business and are used in the management of the business, including decisions concerning allocation of resources and assessment of performance.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2016, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

	Three Months Ended		Year Ended
	May 31,	May 31,	May 31,	May 31,
	2017	2016	2017	2016
	(Unaudited)
Net Sales	$1,492,846	$1,426,584	$4,958,175	$4,813,649
Cost of sales	829,454	779,390	2,792,487	2,726,601

Gross profit	663,392	647,194	2,165,688	2,087,048
Selling, general & administrative expenses	453,909	424,616	1,643,520	1,520,977
Goodwill and other intangible asset impairments			193,198
Interest expense	27,502	23,605	96,954	91,683
Investment (income), net	(4,103)	(2,288)	(13,984)	(10,365)
Other expense, net	366	2,163	1,667	1,287

Income before income taxes	185,718	199,098	244,333	483,466
Provision for income taxes	56,869	45,444	59,662	126,008

Net income	128,849	153,654	184,671	357,458
Less: Net income attributable to noncontrolling interests	797	759	2,848	2,733

Net income attributable to RPM International Inc. Stockholders	$128,052	$152,895	$181,823	$354,725

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.96	$1.16	$1.37	$2.70

Diluted	$0.94	$1.13	$1.36	$2.63

Average shares of common stock outstanding - basic	130,676	129,017	130,662	129,383

Average shares of common stock outstanding - diluted	135,162	136,408	135,165	136,716

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Year Ended
	May 31,	May 31,	May 31,	May 31,
	2017	2016	2017	2016
Net Sales (a):
Industrial Segment	$733,530	$698,572	$2,564,202	$2,491,647
Specialty Segment	194,027	184,169	713,589	684,564
Consumer Segment	565,289	543,843	1,680,384	1,637,438

Total	$1,492,846	$1,426,584	$4,958,175	$4,813,649

Income Before Income Taxes (a):
Industrial Segment
Income Before Income Taxes (b)	$92,073	$108,218	$243,335	$257,180
Interest (Expense), Net (c)	(1,313)	(1,522)	(7,985)	(6,071)

EBIT (d)	93,386	109,740	251,320	263,251
Charge to exit Flowcrete Middle East (e)			12,275
Severance expense (f)	7,721		7,721

Adjusted EBIT	$101,107	$109,740	$271,316	$263,251

Specialty Segment
Income Before Income Taxes (b)	$31,240	$31,050	$107,904	$107,546
Interest Income, Net (c)	120	164	526	814

EBIT (d)	$31,120	$30,886	$107,378	$106,732
Severance expense (f)	2,926		2,926

Adjusted EBIT	$34,046	$30,886	$110,304	$106,732

Consumer Segment
Income Before Income Taxes (b)	$99,411	$97,881	$58,726	$268,218
Interest (Expense) Income, Net (c)	(209)	(76)	(323)	40

EBIT (d)	99,620	97,957	59,049	268,178
Severance expense (f)	4,277		4,277
Goodwill and intangible impairments (g)			188,298
Reversal of Kirker earnout (h)				(14,500)

Adjusted EBIT	$103,897	$97,957	$251,624	$253,678

Corporate/Other
(Expense) Before Income Taxes (b)	$(37,006)	$(38,051)	$(165,632)	$(149,478)
Interest (Expense), Net (c)	(21,997)	(19,883)	(75,188)	(76,101)

EBIT (d)	$(15,009)	$(18,168)	$(90,444)	$(73,377)
Severance expense (f)	77		77

Adjusted EBIT	$(14,932)	$(18,168)	$(90,367)	$(73,377)

Consolidated
Income Before Income Taxes (b)	$185,718	$199,098	$244,333	$483,466
Interest (Expense), Net (c)	(23,399)	(21,317)	(82,970)	(81,318)

EBIT (d)	209,117	220,415	327,303	564,784
Charge to exit Flowcrete Middle East (e)			12,275
Severance expense (f)	15,001		15,001
Goodwill and intangible impairments (g)			188,298
Reversal of Kirker earnout (h)				(14,500)

Adjusted EBIT	$224,118	$220,415	$542,877	$550,284

(a)	Prior period information has been recast to reflect the current period change in reportable segments.
(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(c)	Interest income (expense), net includes the combination of interest income (expense) and investment income (expense), net.
(d)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.
(e)	Charges related to Flowcrete decision to exit the Middle East.
(f)	Reflects severance expense incurred during the fourth quarter of fiscal 2017 pursuant to a plan to reduce future SG&A expense.
(g)	Reflects the impact of goodwill and other intangible asset impairment charges of $188.3 million related to our Kirker reporting unit.
(h)	Reflects the reversal of contingent obligations for earnout targets that were not met at our Kirker reporting unit.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended		Year Ended
	May 31, 2017	May 31, 2016	May 31, 2017	May 31, 2016
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share:
Reported Earnings per Diluted Share	$0.94	$1.13	$1.36	$2.63
Charge to exit Flowcrete Middle East (e)			0.09
Severance expense (f)	0.08		0.08
Goodwill and intangible impairments (g)			0.94
Reversal of Kirker earnout (h)				(0.06)

Adjusted Earnings per Diluted Share	$1.02	$1.13	$2.47	$2.57

(e)	Charges related to Flowcrete decision to exit the Middle East.
(f)	Reflects severance expense incurred during the fourth quarter of fiscal 2017 pursuant to a plan to reduce future SG&A expense.
(g)	Reflects the impact of goodwill and other intangible asset impairment charges of $188.3 million related to our Kirker reporting unit.
(h)	Reflects the reversal of contingent obligations for earnout targets that were not met at our Kirker reporting unit.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

	May 31, 2017	May 31, 2016
Assets
Current Assets
Cash and cash equivalents	$350,497	$265,152
Trade accounts receivable	1,039,468	987,692
Allowance for doubtful accounts	(44,138)	(24,600)

Net trade accounts receivable	995,330	963,092
Inventories	788,197	685,818
Prepaid expenses and other current assets	263,412	221,286

Total current assets	2,397,436	2,135,348

Property, Plant and Equipment, at Cost	1,484,579	1,344,830
Allowance for depreciation	(741,893)	(715,377)

Property, plant and equipment, net	742,686	629,453

Other Assets
Goodwill	1,143,913	1,219,630
Other intangible assets, net of amortization	573,092	575,401
Deferred income taxes, non-current	19,793	19,771
Other	213,529	185,366

Total other assets	1,950,327	2,000,168

Total Assets	$5,090,449	$4,764,969

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$534,718	$500,506
Current portion of long-term debt	253,645	4,713
Accrued compensation and benefits	181,084	183,768
Accrued losses	31,735	35,290
Other accrued liabilities	234,212	277,914

Total current liabilities	1,235,394	1,002,191

Long-Term Liabilities
Long-term debt, less current maturities	1,836,437	1,635,260
Other long-term liabilities	482,491	702,979
Deferred income taxes	97,427	49,791

Total long-term liabilities	2,416,355	2,388,030

Total liabilities	3,651,749	3,390,221

Commitments and contingencies
Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 133,563; 132,944)	1,336	1,329
Paid-in capital	954,491	921,956
Treasury stock, at cost	(218,222)	(196,274)
Accumulated other comprehensive (loss)	(473,986)	(502,047)
Retained earnings	1,172,442	1,147,371

Total RPM International Inc. stockholders’ equity	1,436,061	1,372,335
Noncontrolling interest	2,639	2,413

Total equity	1,438,700	1,374,748

Total Liabilities and Stockholders’ Equity	$5,090,449	$4,764,969

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

	Year Ended
	May 31, 2017	May 31, 2016
Cash Flows From Operating Activities:
Net income	$184,671	$357,458
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	71,870	66,732
Amortization	44,903	44,307
Goodwill and other intangible asset impairments	193,198
Adjustments to contingent consideration obligations	3,000	(14,500)
Asset impairment charge		4,471
Other-than-temporary impairments on marketable securities	420	3,811
Deferred income taxes	24,049	9,399
Stock-based compensation expense	32,541	31,287
Other non-cash interest expense	9,986	9,750
Gain on remeasurement of joint venture ownership		(7,972)
Realized (gain) on sales of marketable securities	(8,174)	(6,457)
Other	280	(15)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
(Increase) in receivables	(5,690)	(24,582)
(Increase) in inventory	(70,726)	(17,733)
(Increase) in prepaid expenses and other current and long-term assets	(38,130)	(25,617)
Increase (decrease) in accounts payable	16,247	(5,958)
(Decrease) increase in accrued compensation and benefits	(4,577)	17,681
(Decrease) increase in accrued losses	(3,422)	13,514
(Decrease) increase in other accrued liabilities	(64,322)	8,011
Other	3	11,119

Cash Provided By Operating Activities	386,127	474,706

Cash Flows From Investing Activities:
Capital expenditures	(126,109)	(117,183)
Acquisition of businesses, net of cash acquired	(254,200)	(51,992)
Purchase of marketable securities	(38,062)	(32,280)
Proceeds from sales of marketable securities	76,588	32,631
Proceeds from sales of assets or businesses		866
Other	2,118	2,092

Cash (Used For) Investing Activities	(339,665)	(165,866)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	597,633	142,130
Reductions of long-term and short-term debt	(154,348)	(147,155)
Cash dividends	(156,752)	(144,350)
Shares of common stock repurchased and returned for taxes	(21,948)	(71,346)
Payments of acquisition-related contingent consideration	(4,284)	(2,088)
Exercise of stock options and awards, including tax benefit		18,540
Payments for 524(g) trust	(221,638)
Other	(2,692)	(1,836)

Cash Provided By (Used For) Financing Activities	35,971	(206,105)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	2,912	(12,294)

Net Change in Cash and Cash Equivalents	85,345	90,441

Cash and Cash Equivalents at Beginning of Period	265,152	174,711

Cash and Cash Equivalents at End of Period	$350,497	$265,152